Form N-SAR, Sub-Item 77C
Submission of matters to a vote of
security holders

Nuveen Equity Premium
Opportunity Fund
333-120613
811-21674

A special meeting of the shareholders
of the Nuveen Equity Premium
Income Fund was held on July 26,
2005.

The purpose of the meeting was to
approve
a new investment management
agreement and a new sub-advisory
agreement:

Approval of the new investment
management agreement was reached
as follows:

The number of shares voted in the
affirmative:
63,224,714 and
the number of negative votes:
376,894

Approval of the new sub-advisory
agreement between Nuveen Asset
Management and Gateway Investment
Advisers, L.P. was reached as
follows:

The number of shares voted in the
affirmative:
63,233,204 and
the number of negative votes:
371,242

Proxy materials are herein
incorporated by reference
to the SEC filing on June 20, 2005,
under
Conformed Submission Type DEF
14A, accession
number 0000950137-05-007495.